SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b).

(Amendment No.     )*

Double-Take Software, Inc.

(Name of Issuer)

Common Stock, $.001 par value per share

(Title of Class of Securities)

258598101 (CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 258598101		Page 2 of 18 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

ABS Capital Partners IV, L.P.
52-2253391
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

N/A
6 SHARED VOTING POWER

5,550,318
7 SOLE DISPOSITIVE POWER

N/A
8 SHARED DISPOSITIVE POWER

5,550,318

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,550,318
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

27.1% (Based on 20,502,757 shares outstanding as filed on December 15, 2006 in the prospectus filed pursuant to Rule 424(b)(4) for the Issuer’s Registration Statement on Form S-1 (File No. 333-136499))

12	TYPE OF REPORTING PERSON*

PN (Limited Partnership)

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

ABS Capital Partners IV-A, L.P. 52-2267973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

N/A
6 SHARED VOTING POWER

185,830
7 SOLE DISPOSITIVE POWER

N/A
8 SHARED DISPOSITIVE POWER

185,830

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

185,830
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.9% (Based on 20,502,757 shares outstanding as filed on December 15, 2006 in the prospectus filed pursuant to Rule 424(b)(4) for the Issuer’s Registration Statement on Form S-1 (File No. 333-136499))
12	TYPE OF REPORTING PERSON*

PN (Limited Partnership)

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

ABS Capital Partners IV-Offshore, L.P. 98-0229680
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

N/A
6 SHARED VOTING POWER

318,775
7 SOLE DISPOSITIVE POWER

N/A
8 SHARED DISPOSITIVE POWER

318,775

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

318,775
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.6% (Based on 20,502,757 shares outstanding as filed on December 15, 2006 in the prospectus filed pursuant to Rule 424(b)(4) for the Issuer’s Registration Statement on Form S-1 (File No. 333-136499))
12	TYPE OF REPORTING PERSON*

PN (Limited Partnership)

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

ABS Capital Partners IV-Special Offshore, L.P. 98-0348024
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

N/A
6 SHARED VOTING POWER

217,346
7 SOLE DISPOSITIVE POWER

N/A
8 SHARED DISPOSITIVE POWER

217,346

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

217,346
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.1% (Based on 20,502,757 shares outstanding as filed on December 15, 2006 in the prospectus filed pursuant to Rule 424(b)(4) for the Issuer’s Registration Statement on Form S-1 (File No. 333-136499))
12	TYPE OF REPORTING PERSON*

PN (Limited Partnership)

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

ABS Partners IV, L.L.C. 52-2253290
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

N/A
6 SHARED VOTING POWER

6,272,269
7 SOLE DISPOSITIVE POWER

N/A
8 SHARED DISPOSITIVE POWER

6,272,269

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,272,269
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

30.6% (Based on 20,502,757 shares outstanding as filed on December 15, 2006 in the prospectus filed pursuant to Rule 424(b)(4) for the Issuer’s Registration Statement on Form S-1 (File No. 333-136499))

12	TYPE OF REPORTING PERSON*

CO (Limited Liability Company)

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Donald B. Hebb, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

N/A
6 SHARED VOTING POWER

6,272,269
7 SOLE DISPOSITIVE POWER

N/A
8 SHARED DISPOSITIVE POWER

6,272,269

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,272,269
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

30.6% (Based on 20,502,757 shares outstanding as filed on December 15, 2006 in the prospectus filed pursuant to Rule 424(b)(4) for the Issuer’s Registration Statement on Form S-1 (File No. 333-136499))

12	TYPE OF REPORTING PERSON*

IN (Individual)

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Timothy T. Weglicki
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

N/A
6 SHARED VOTING POWER

6,272,269
7 SOLE DISPOSITIVE POWER

N/A
8 SHARED DISPOSITIVE POWER

6,272,269

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,272,269
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

30.6% (Based on 20,502,757 shares outstanding as filed on December 15, 2006 in the prospectus filed pursuant to Rule 424(b)(4) for the Issuer’s Registration Statement on Form S-1 (File No. 333-136499))

12	TYPE OF REPORTING PERSON*

IN (Individual)

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

John D. Stobo, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

N/A
6 SHARED VOTING POWER

6,272,269
7 SOLE DISPOSITIVE POWER

N/A
8 SHARED DISPOSITIVE POWER

6,272,269

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,272,269
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

30.6% (Based on 20,502,757 shares outstanding as filed on December 15, 2006 in the prospectus filed pursuant to Rule 424(b)(4) for the Issuer’s Registration Statement on Form S-1 (File No. 333-136499))

12	TYPE OF REPORTING PERSON*

IN (Individual)

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Phillip A. Clough
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

N/A
6 SHARED VOTING POWER

6,272,269
7 SOLE DISPOSITIVE POWER

N/A
8 SHARED DISPOSITIVE POWER

6,272,269

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,272,269
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

30.6% (Based on 20,502,757 shares outstanding as filed on December 15, 2006 in the prospectus filed pursuant to Rule 424(b)(4) for the Issuer’s Registration Statement on Form S-1 (File No. 333-136499))

12	TYPE OF REPORTING PERSON*

IN (Individual)

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Frederic G. Emry
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

N/A
6 SHARED VOTING POWER

6,272,269
7 SOLE DISPOSITIVE POWER

N/A
8 SHARED DISPOSITIVE POWER

6,272,269

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,272,269
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

30.6% (Based on 20,502,757 shares outstanding as filed on December 15, 2006 in the prospectus filed pursuant to Rule 424(b)(4) for the Issuer’s Registration Statement on Form S-1 (File No. 333-136499))

12	TYPE OF REPORTING PERSON*

IN (Individual)

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Ashoke Goswami
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

N/A
6 SHARED VOTING POWER

6,272,269
7 SOLE DISPOSITIVE POWER

N/A
8 SHARED DISPOSITIVE POWER

6,272,269

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,272,269
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

30.6% (Based on 20,502,757 shares outstanding as filed on December 15, 2006 in the prospectus filed pursuant to Rule 424(b)(4) for the Issuer’s Registration Statement on Form S-1 (File No. 333-136499))

12	TYPE OF REPORTING PERSON*

IN (Individual)

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Ralph S. Terkowitz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

N/A
6 SHARED VOTING POWER

6,272,269
7 SOLE DISPOSITIVE POWER

N/A
8 SHARED DISPOSITIVE POWER

6,272,269

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,272,269
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

30.6% (Based on 20,502,757 shares outstanding as filed on December 15, 2006 in the prospectus filed pursuant to Rule 424(b)(4) for the Issuer’s Registration Statement on Form S-1 (File No. 333-136499))

12	TYPE OF REPORTING PERSON*

IN (Individual)

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Laura L. Witt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

N/A
6 SHARED VOTING POWER

6,272,269
7 SOLE DISPOSITIVE POWER

N/A
8 SHARED DISPOSITIVE POWER

6,272,269

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,272,269
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

30.6% (Based on 20,502,757 shares outstanding as filed on December 15, 2006 in the prospectus filed pursuant to Rule 424(b)(4) for the Issuer’s Registration Statement on Form S-1 (File No. 333-136499))

12	TYPE OF REPORTING PERSON*

IN (Individual)

Item 1	(a)	Name of Issuer:

The name of the issuer is Double-Take Software, Inc., a Delaware corporation (the “Issuer”).

	(b)	Address of Issuer’s Principal Executive Offices:

The principal executive office and mailing address of the Issuer is 257 Turnpike Road, Suite 210, Southborough MA 01772.

Item 2	(a)	Name of Person Filing:

This Schedule is being filed by ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV-Offshore, L.P. and ABS Capital Partners IV-Special Offshore, L.P. (collectively referred to as the “Funds”); ABS Partners IV L.L.C., as the general partner of the Funds (the “General Partner”); and Donald B. Hebb, Jr., Phillip A. Clough, Timothy T. Weglicki, John D. Stobo, Jr., Frederic G. Emry, Ashoke Goswami, Ralph S. Terkowitz and Laura L. Witt, as the managers of the General Partner (the “Managers”, and, collectively with the Funds and the General Partners, the “Reporting Persons”).

	(b)	Address of Principal Business Office:

The principal business address of the Reporting Persons is c/o ABS Capital Partners, 400 East Pratt Street, Suite 910, Baltimore, Maryland 21202.

	(c)	Citizenship:

ABS Capital Partners IV, L.P. and ABS Capital Partners IV-A, L.P. are organized in Delaware. ABS Capital Partners IV-Offshore, L.P. and ABS Capital Partners IV-Special Offshore, L.P. are organized in the Cayman Islands. The General Partner is organized in Delaware. The Managers are citizens of the United States.

	(d)	Title of Class of Securities:

This Schedule 13G relates to the Common Stock, par value $0.001 per share (the “Common Stock”).

	(e)	CUSIP Number:

The CUSIP Number of the Common Stock is 258598101.

Item 3		If This Statement is Filed Pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

N/A

Item 4		Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:

ABS Capital Partners IV, L.P.: 5,550,318

ABS Capital Partners IV-A, L.P.: 185,830

ABS Capital Partners IV-Offshore, L.P.: 318,775

ABS Capital Partners IV-Special Offshore, L.P.: 217,346

The General Partner and the Managers: 6,272,269

	(b)	Percent of class (Based on 20,502,757 shares outstanding as filed on December 15, 2006 in the prospectus filed pursuant to Rule 424(b)(4) for the Issuer’s Registration Statement on Form S-1 (File No. 333-136499)):

ABS Capital Partners IV, L.P.: 27.1%

ABS Capital Partners IV-A, L.P.: 0.9%

ABS Capital Partners IV-Offshore, L.P.: 1.6%

ABS Capital Partners IV-Special Offshore, L.P.: 1.1%

The General Partner and the Managers: 30.6%

(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

ABS Capital Partners IV, L.P.: 5,550,318

ABS Capital Partners IV-A, L.P.: 185,830

ABS Capital Partners IV-Offshore, L.P.: 318,775

ABS Capital Partners IV-Special Offshore, L.P.: 217,346

The General Partner and the Managers: 6,272,269

(iii) Sole power to dispose or to direct the disposition of:

0

(iv) Shared power to dispose or to direct the disposition of:

ABS Capital Partners IV, L.P.: 5,550,318

ABS Capital Partners IV-A, L.P.: 185,830

ABS Capital Partners IV-Offshore, L.P.: 318,775

ABS Capital Partners IV-Special Offshore, L.P.: 217,346

The General Partner and the Managers: 6,272,269

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

N/A

Item 8	Identification and Classification of Members of the Group.

Item 9	Notice of Dissolution of Group.

N/A

Item 10	Certifications.

N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2007

ABS Capital Partners IV, L.P.		John D. Stobo, Jr.

By:	/s/ James E. Stevenson, Jr.	By:	/s/ James E. Stevenson, Jr.
Name:	James E. Stevenson, Jr.	Name:	James E. Stevenson, Jr.
Title:	Attorney-in-fact	Title:	Attorney-in-fact

ABS Capital Partners IV-A, L.P.		Phillip A. Clough

By:	/s/ James E. Stevenson, Jr.	By:	/s/ James E. Stevenson, Jr.
Name:	James E. Stevenson, Jr.	Name:	James E. Stevenson, Jr.
Title:	Attorney-in-fact	Title:	Attorney-in-fact

ABS Capital Partners IV-Offshore, L.P.		Frederic G. Emry

By:	/s/ James E. Stevenson, Jr.	By:	/s/ James E. Stevenson, Jr.
Name:	James E. Stevenson, Jr.	Name:	James E. Stevenson, Jr.
Title:	Attorney-in-fact	Title:	Attorney-in-fact

ABS Capital Partners IV-Special Offshore, L.P.		Ashoke Goswami

By:	/s/ James E. Stevenson, Jr.	By:	/s/ James E. Stevenson, Jr.
Name:	James E. Stevenson, Jr.	Name:	James E. Stevenson, Jr.
Title:	Attorney-in-fact	Title:	Attorney-in-fact

ABS Partners IV, L.L.C.		Ralph S. Terkowitz

By:	/s/ James E. Stevenson, Jr.	By:	/s/ James E. Stevenson, Jr.
Name:	James E. Stevenson, Jr.	Name:	James E. Stevenson, Jr.
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Donald B. Hebb, Jr.		Laura L. Witt

By:	/s/ James E. Stevenson, Jr.	By:	/s/ James E. Stevenson, Jr.
Name:	James E. Stevenson, Jr.	Name:	James E. Stevenson, Jr.
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Timothy T. Weglicki

By:	/s/ James E. Stevenson, Jr.
Name:	James E. Stevenson, Jr.
Title:	Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Joint Filing Agreement, dated February 14, 2007, between ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV-Offshore, L.P., ABS Capital Partners IV-Special Offshore, L.P., ABS Partners IV, L.L.C., Donald B. Hebb, Jr., Timothy T. Weglicki, John D. Stobo, Jr., Phillip A. Clough, Frederic G. Emry, Ashoke Goswami, Ralph S. Terkowitz and Laura L. Witt

99.2	Power of Attorney, dated February 14, 2007, on behalf of ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV-Offshore, L.P., ABS Capital Partners IV-Special Offshore, L.P., ABS Partners IV, L.L.C., Donald B. Hebb, Jr., Timothy T. Weglicki, John D. Stobo, Jr., Phillip A. Clough, Frederic G. Emry, Ashoke Goswami, Ralph S. Terkowitz and Laura L. Witt